EXHIBIT 8.1


                        [LETTERHEAD OF PROSKAUER ROSE]

Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey 07059



Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger dated as of June 29, 2000 (the "Merger Agreement") by and among Celgene Corporation ("Celgene"), a Delaware corporation, Celgene Acquisition Corp., a California corporation and wholly-owned subsidiary of Celgene ("Sub") and Signal Pharmaceuticals, Inc., a California corporation ("Signal"), which provides for the acquisition by Celgene of all of the stocks of Signal in exchange for voting common stocks of Celgene by means of the merger (the "Merger") of Sub into Signal.

A description of the Merger is set forth in the Proxy Statement/Prospectus forming part of the Registration Statement.

Our opinion as stated herein is based upon and subject to (i) the Merger and related transactions being effected in the manner described in the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the accuracy of the representations, and compliance with the covenants, contained in the Merger Agreement, insofar as they relate to or affect the tax treatment of the Merger, and (iii) none of the consideration being received by any holder of Signal common stock for that stock being other than Celgene common stock (except for cash paid for fractional share interests and cash paid to dissenting Signal shareholders).

In rendering our opinion, we have considered the applicable provisions of the Code. Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Any subsequent change therein may adversely affect the conclusions reached in this opinion.

Subject to the limitations set forth herein, we are of the opinion that the discussion of the material federal income tax consequences of the Merger set
forth on page   of the Proxy Statement/Prospectus is correct.

This opinion is being furnished only to Celgene in connection with the Merger and the filing of the Registration Statement, and may not be used or relied upon for any other purpose. This opinion may be included as an exhibit to the Registration Statement, and in that connection, we hereby consent to the references to our firm in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,



Proskauer Rose LLP